UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2011

UDR, INC.
 (Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado	80129
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 283-6120

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2011, UDR, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement is a four-year unsecured revolving credit facility, which may be extended by one-year provided that the Company is not in default under the Credit Agreement and upon payment of a 17.5bps fee. The initial amount is $900 million, which includes a $100 million swingline subfacility and a $100 million letter of credit subfacility. The initial amount of $900 million may be increased in minimum amounts of $25 million, not to exceed $1.35 billion. The initial amount of the swingline subfacility may also be increased up to 10% of the total commitment under the Credit Agreement or $135 million.

Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A. served as Joint Lead Arrangers and Joint Bookrunners for the Credit Agreement with Wells Fargo Bank, N.A also serving as Administrative Agent and JPMorgan Chase Bank, N.A. also serving as Syndication Agent. Bank of America, N.A., PNC Bank, National Association and US Bank National Association all served as Documentation Agents. Citibank, N.A., Morgan Stanley Bank, N.A., Regions Bank, Royal Bank of Canada and Union Bank, N.A. served as Managing Agents. Other lenders to the Credit Agreement include BBVA Compass Bank, Credit Suisse AG, SunTrust Bank, BB&T Capital Markets and Capital One, N.A.

The Credit Agreement dated as of October 25, 2011 replaces the Company’s five-year $600 million unsecured Second Amended and Restated Credit Agreement dated July 27, 2007, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 27, 2007, filed with the Securities and Exchange Commission on August 2, 2007 (Commission File No. 1-10524).

On October 25, 2011, the Company borrowed $364 million under the Credit Agreement dated as of October 25, 2011 to pay outstanding balances under the Second Amended and Restated Credit Agreement dated July 27, 2007.

The Credit Agreement dated as of October 25, 2011 is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Certain of the parties to the Credit Agreement, directly or through affiliates, have pre-existing relationships with the Company and have provided commercial lending, advisory and other services for the Company and its affiliates from time to time, for which such parties have received customary fees and expenses. Certain of the parties to the Credit Agreement, directly or through affiliates, have also provided investment banking services to the Company, including as underwriter or agent in certain of the Company’s public offerings of debt and equity securities, for which such parties received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for, the Company and its affiliates in the ordinary course of their business.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 of this report is incorporated by reference into this Item 2.03. The Credit Agreement dated as of October 25, 2011 is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On October 25, 2011, the Company issued a press release announcing the entry into the Credit Agreement and the amendment and re-pricing of the Company’s $250 million unsecured term loan due January 2016. The $250 million unsecured term loan has been re-priced such that the debt now carries a floating rate of 142.5 basis points over LIBOR, below the previous pricing of 200 basis points over LIBOR. The underlying covenants of the $250 million unsecured term loan have also been conformed to the covenants in the Credit Agreement.

A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated as of October 25, 2011.
99.1	Press release dated October 25, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, INC.

Date: October 26, 2011	/s/ David L. Messenger

David L. Messenger Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of October 25, 2011.
99.1	Press release dated October 25, 2011.